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EXHIBIT 11.1--COMPUTATION OF PRO FORMA NET LOSS PER SHARE (UNAUDITED)



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
                                                               YEAR ENDED    SIX MONTHS ENDED   NINE MONTHS ENDED
                                                              JUNE 30, 1996  DECEMBER 31, 1996    MARCH 31, 1997
                                                              -------------  -----------------  ------------------
Weighted average common shares outstanding..................      3,667,074        4,214,448           4,321,350
Additional shares assuming conversion of preferred stock
 into common stock..........................................         36,600        1,428,842           1,512,688
Additional shares based on application of SAB 83............      1,838,461          409,620             218,872
                                                              -------------  -----------------  ------------------
Shares used in computing pro forma net loss per share.......      5,542,135        6,052,910           6,052,910
                                                              -------------  -----------------  ------------------
                                                              -------------  -----------------  ------------------
Net loss....................................................  $  (2,245,276)   $    (892,162)     $   (1,843,577)
                                                              -------------  -----------------  ------------------
                                                              -------------  -----------------  ------------------
Pro forma net loss per share (unaudited)....................  $       (0.41)   $       (0.15)     $        (0.30)
                                                              -------------  -----------------  ------------------
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